EXHIBIT 99.1

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, TX 77002

NEWS RELEASE

Contact:	Scott Winters
Vice President - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES

$1.75 BILLION PROPERTY DIVESTITURES,

SHARE REPURCHASE AUTHORIZATION INCREASED TO $1.0 BILLION,

2008 CAPITAL BUDGET AND FULL-YEAR GUIDANCE

Houston, Texas - December 17, 2007 - Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) announced today it and certain of its subsidiaries have executed definitive purchase and sale agreements to sell oil and gas properties for approximately $1.75 billion to a subsidiary of Occidental Petroleum Corporation (“Oxy”) and XTO Energy Inc. (“XTO”). PXP also announced today its Board of Directors approved increasing the Company’s share repurchase authorization to $1.0 billion. Additionally, the Board approved a $1.15 billion 2008 capital budget. Detailed operational and financial guidance for the full-year 2008 was filed today with the SEC via Form 8-K.

“The oil and gas property divestments balance PXP’s asset portfolio and align operator strengths to specific assets maximizing efficiencies and returns,” PXP Chairman, President and Chief Executive Officer Jim Flores said. “We are pleased with the values being realized today through these transactions with Oxy and XTO which are significantly higher than our properties are currently valued in our stock price allowing us to use the proceeds to buy back PXP common shares and reduce debt. The 2008 capital plan supports PXP’s diversified growth strategy by funding drilling programs in each of our key asset areas and maintains capital discipline since we anticipate capital expenditures to be funded from internal cash flow.”

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PROPERTY DIVESTITURES

$1.55 Billion OXY Transaction

PXP and certain of its subsidiaries have entered into a definitive purchase and sale agreement with a subsidiary of Oxy to sell:

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50 percent of PXP’s working interests in oil and gas properties located in the Permian Basin, West Texas and New Mexico, to Oxy and retain a 50 percent working interest in these properties. Oxy will be the operator of all the assets currently operated by PXP and will apply its CO2 expertise to enhance future development and production growth; and

•

50 percent of PXP’s working interests in oil and gas properties located in the Piceance Basin in Colorado to Oxy and retain a 50 percent working interest in these properties. PXP will remain the operator and expects to deliver multi-year production growth.

The Permian Basin properties currently generate sales volumes of approximately 18,000 barrels of oil equivalent per day (BOEPD) and had approximately 91 million barrels of oil equivalent (BOE) estimated proved reserves as of December 31, 2006 (PXP 50%, 9,000 BOEPD, 45.5 million BOE, respectively). The Piceance properties currently generate sales volumes of approximately 9,000 BOEPD and, based on PXP’s estimates, had approximately 64 million BOE estimated proved reserves on the date of PXP’s acquisition (PXP 50%, 4,500 BOEPD, 32 million BOE, respectively). The transaction effective date is January 1, 2008 and is expected to close on or before the end of the first quarter 2008 subject to customary closing conditions and adjustments.

$200 Million XTO Transaction

Certain of PXP’s subsidiaries have entered into a definitive purchase and sale agreement with XTO Energy Inc. (“XTO”) to sell PXP’s interests in oil and gas properties located in the San Juan Basin in New Mexico and in the Barnett Shale in Texas. The properties currently generate sales volumes of approximately 3,000 BOEPD and have approximately 17 million BOE estimated proved reserves as of December 31, 2006. Under the terms of the agreement, PXP will receive $180 million of cash and XTO’s 50 percent working interest in the Big Mac 3-D prospect area located on the Texas Gulf Coast. PXP will have a 100 percent working interest in the Big Mac 3-D prospect area, covering approximately 50,000 net lease acres in the 275 square mile 3-D. The transaction effective date is January 1, 2008 and is expected to close on or before the end of the first quarter 2008 subject to customary closing conditions and adjustments.

Lehman Brothers Inc., J.P. Morgan Securities Inc. and Jefferies Randall & Dewey acted as financial advisors to PXP on these transactions.

STOCK REPURCHASE AUTHORIZATION

PXP’s Board of Directors authorized the Company to purchase $1.0 billion of PXP common stock replacing the previous authorization that had approximately $158 million remaining. The shares will be repurchased from time to time in open market transactions or privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors.

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2008 CAPITAL BUDGET

PXP’s Board of Directors approved the 2008 capital budget of $1.15 billion, including capitalized interest and general and administrative expenses. The capital plan supports PXP’s diversified growth strategy by funding drilling programs in each of its key asset areas. PXP expects to fund capital expenditures from internal cash flow. Approximately 65 percent is expected to be allocated to production and development activities in the California, Rockies, Texas and Gulf of Mexico asset areas. Approximately 25 percent is intended for exploration projects primarily in the Gulf of Mexico, onshore Gulf Coast and Panhandle area of Texas and the remaining 10 percent for California real estate development and capitalized interest and G&A.

Of PXP’s development spending, approximately 30 percent is allocated to the California oil fields located in the Los Angeles, the San Joaquin and the Santa Maria Basins. The Rockies, which includes the Piceance Basin and the Madden Field, represents approximately 15 percent while Texas, which primarily includes the Panhandle Ranches, the non-operated interests in the Permian Basin and the South Texas asset areas, represents approximately 25 percent. The remaining development budget is allocated to the delineation of our significant 2007 Gulf of Mexico exploratory discoveries, Flatrock and Friesian.

Based on the exploration success PXP has had in the Gulf of Mexico, the Company intends to continue focusing its exploration expertise in this area by participating in several Gulf of Mexico deepwater prospects during 2008. Up to approximately 80 percent of the exploration budget is allocated to the Gulf of Mexico. The remaining 20 percent is allocated to several exploratory wells in the Gulf Coast onshore 3-D areas and the Panhandle area of Texas.

MARKETING UPDATE

PXP improved its oil price realizations by negotiating lower contractual price differentials on a large portion of its crude oil production. PXP will now receive approximately 88 percent of NYMEX index price for crude oil sold under such contract in California, up from 83 percent. This improvement is reflected in PXP’s full-year 2008 oil price realization guidance.

OUTLOOK

For the detailed 2008 full-year financial and operating guidance, please refer to the Form 8-K filed today with the Securities and Exchange Commission.

CONFERENCE CALL

PXP will host a conference call today, December 17, 2007, at 10:00 a.m. Central to discuss these developments and other forward-looking items. Investors wishing to participate may dial 1-800-567-9836 or 1-973-935-8460. The replay will be available through December 31, 2007 and can be accessed by dialing 1-800- 642-1687 or 1-706-645-9291, Replay ID: 28521938.

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PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: California, Rockies, Permian Basin, Texas Panhandle, South Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	completion of the proposed transactions,

*	effective integration of Pogo,

*	reserve and production estimates,

*	oil and gas prices,

*	the impact of derivative positions,

*	production expense estimates,

*	cash flow estimates,

*	future financial performance,

*	planned capital expenditures, and

*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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